Exhibit 23.4

CONSENT OF ROSEN  CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Safety, Income and Growth, Inc. and the references to the Rosen Consulting Group market research prepared for Safety, Income and Growth, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Business and Properties,” and “Experts” in the Registration Statement.

Dated: April 10, 2017

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President